EXHIBIT 10.3


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                               Contract of Tenancy

Lessor:  China Hebei Cangzhou City Chemical Corporation
Lessee:  Heng Fai Light Products Co., Ltd.

         According to the "Economical Contract Law of the People's Republic of China" and other relative regulations, after negotiation between the two parties, the lessor and lessee get to the following contract about the renting of the cement plant property:

         1. The nomenclature, quantity, quality and use of the property, please see Attachment 1.

         2. The total renting term is 5 years, starting from January 1, 1995 and ending by December 31, 1999.

         3. The total rent is RMB 1.2 million Yuan. Both parties agreed that the rent be used on the revolution of the cement technology, expanding the production capacity to 20,000 tons within one year (by the end of 1995). Other capitals such as profit and loans can also be used to increase the production capacity to 38,000 T/year within 5 years, reaching the designed production capacity.

         4. The lessor agrees that the lessee can use the nomenclature, label and the land using rights free of charge. However, if the lessor finds out that the lessee is cheating the consumers with unqualified or not properly quality-controlled products and so on, the renter has the right to stop the lessee's using of the registered label and the lessee should be responsible for all losses so caused.

         5. The treatment of stocks

         a. With both parties checking the capitals, the lesser should give the current stock (not including the products) as well as the renting property to the lessee. And the lessee should take the actual accounting price after checking and rearrange it as the starting accounting. When the lessee does the liquidation at the end of the renting period, or if any part quits the renting or if the rentee would reform the managing forming and do the property checking, the last accounting price should be the actual accounting after checking, rearranging and adjusting by both parties. If the last accounting is larger than the initial one, the lessee should pay the lessor what that is more than the initial accounting; and if the last accounting is smaller, the lessor should pay the lessee back the actual amount.

         b. While checking the property, the lessor should give the current products as well as the renting property to the lessee. And the lessee should do the accounting according to the balance of the yearly average selling price of 1994. At the time when the renting period is due,

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the renting is stopped or if the  economical  form is reformed and the lessee is doing the property checking, the products and stock after checking by both parties should be accounted according to the average yearly selling price in the current year. The balance should be accounted according to what it is stated in "a".

         c. The above items that need checking should be paid within a month after the ending of this renting.

         6. Some relative items

         a. The lessor should supply to the lessee water, power and gas according to the yearly production plan (The water and power should be charged according to the unified price of the Chemical Corporation), and the gas price is a little lower than that of the market and higher than the lessor's checking price. However, the calcium powder can be used free of charge according to the actual cement production.

         b. During the renting period, the lessor and lessee should keep the relationship with the lessor and the original cement plant in the using of raw materials and the manufacturing of spare parts as well as the craning of large equipments. And the lessee should pay out at the end of each season according to the original paying system.

         c. Public equipment (such as warm gas, means of communication, etc.) using fee will be charged by the lessor according to general standards. If the lessee needs renting office equipment and transportation means for raw materials and products in the production process, payments should be made according to the checking price of the lessor. The price unit is T/mile.

         d. The lessor agrees to do the contacting of the railway transportation for the lessee free of charge.

         e. The lessor agrees to supply the lessee bank working capital, loan guarantee with the total amount less than 30% of the yearly sales income.

         7. Rights and obligations

         a. The lessor should transfer all the property items in good condition to the lessee according to the time limit agreed by both parties. Every production equipment should meet the process demands.

         b. During the renting period the lessor has the right to supervise the using and maintaining work of the equipment to keep the rented properties complete.

         c. During the renting period the lessor should guarantee that the legal rights of the lessee will not be infringed and that the production supplies (water, power, roads, etc.) will be

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properly  supplied.  The lessor should not  interfere  with the  production  and managing activities of the lessee.

         d. During the renting period, the lessor has the obligation to educate the employees who come from the lessor's side to obey all the regulations of the lessee and work hard. At the same time, the lessor has the right to supervise that the legal rights of the employees not be infringed.

         e. During the renting period, the lessee should keep the rented properties complete and in good condition through proper using and maintaining.

         f. If the lessee needs to reform the rent equipment and the plant for production needs, agreement from the lessor is necessary. Or else the loss so caused should be paid by the lessee.

         g. Rent should be paid in time.

         h. During the renting period, the lessee should do the managing independently according to the law and take full responsibility of winning and losses. While enjoying production and managing rights, the lessee should also take the responsibility of paying the tax, industry and commerce managing fee, environmental fee and fees that should be paid to the quality supervising department and soon. Fees for water and power should be paid to the lessor in time.

         i. After the  renting,  the lessee  rerecruits  the workers and has the right to decide the managing formality. The lessee also has the right to terminate the contract according to the law and relative regulations and dismiss or fire employees. The lessee also has the responsibility to do the birth-control work of the employees and accept the relative work arrangement of the managing people from the lessor's party.

         j. The rentee should organize the occupational organization and mass democratic managing organizations (Worker's Association) and at the same time accept the supervising of the General Worker's Association of the Chemical corporation.

         8. The obligation and liability of enterprise and the treatment of left over losses.

         a. The lessor should be responsible for the left over loss, obligation and liability before the renting. And because of the business contact the rentee should appoint a person be specially in charge of the left over problem-solving and report to the lessor every month, accept checking until the problem-solving is completed. This should not influence the daily production work during the renting period.

         b. The obligations and liabilities happened during the renting period should be taken back or paid back by the lessee.

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         9. The employees hired by the lessee from the lessor's part (who belong to the lessor's part before the end of the October, 1994) enjoy the same right with those still working at the lessor's plant in housing and other welfare and should have the same responsibility as well. The lessor agrees to supply work meals for employees of the lessee's plant and the cost should be paid by the lessee by month.

         10.      The changing and terminating of the contract

         a. None of the cooperating side should terminate the contract without negotiation with the other side except under one of the following circumstances when the contract can't be implemented.

         a.1. Force majeure or causes from outside world that the concerned side cannot do anything about and that it is not the fault of the party concerned.

         a.2. One side breaks the contract.

         b. If one side demands to change or terminate the contract, a written announcement should be made and the original contract is valid before getting to an agreement.

         After getting the written announcement, the receiving side should give its reply within 15 days. Or else the other side may regard it as silent agreement.

         c. On the condition that the lessor agrees that the legal representative is not changed, the lessee may change the plant's name or continue the renting in the name of other enterprise of the lessee with the same renting conditions listed on this present contract. If the lessor wants to continue with the renting, the present lessee should be the first consideration.

         d. During the renting period, the renting relation can be terminated after negotiation between both parties and a cooperative corporation can be set up under another negotiation.

         11. If any party breaks the contract, all economical loss so caused should be paid to the other side.

         12. If any party breaks the contract, RMB 40,000 Yuan should be paid to the other side for punishment.

         13. The returning and liquidation of property at end of renting period.

         a. 6 months before the ending of the contract, both parties should get to a decision as to whether further renting is necessary.

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         b. At the end of the  renting  period,  if the lessee  doesn't  want to continue renting, cooperative checking of the enterprise property should be made and the lessee should make sure that the property can be working under normal circumstances.

         14. The details of this contract should be made definite by the end of December 1994. And it should be signed by both parties together with Attachment 1 and become valid afterwards.

Other unfinished matters should be negotiated later.

         15. The settlement of disputes

         When there is a dispute over this contract, negotiation should be made first. If no negotiation can be made, the cooperative parties should go to the Economical Contract Arbitration Committee of the Industry and Commerce Executive Managing Bureau. It's arbitration is final.

         16. This contract is valid on the day both parties finish the signing. There should be two copies of the original and each party holds one.

         17. This contract should be signed by representatives of both parties in Hong Kong on October 20, 1994.

Legal representative from                     Legal representative from
the lessor's party:                           the lessee's party:

Signature:                                    Signature:

China Hebei Cangzhou City                     Heng Fai Light Products Co., Ltd.
Chemical Corporation

         I hereby certify that the foregoing is a fair and accurate translation of this document which was originally prepared in Chinese.

                                               /s/ Heng Fai Chan

                                              Heng Fai Chan, President
                                              Heng Fai China Industries, Inc.

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